EXHIBIT 10.35


AGREEMENT made this 20th day of August 1998

BETWEEN              American Champion Media Inc.
                     1694 The Alameda, Suite 100
                     San lose, California 95126
                     U.S.A.
                     (herein called "Producer")

                                     OF THE FIRST PART

                     -AND-

                     Portfolio Entertainment Inc.
                     124 Merton St., Suite 202
                     Toronto, Ontario
                     M4S 2Z2
                     (herein called "Distributor")

                                     OF THE SECOND PART

1.   GRANT OF RIGHTS

a) Producer hereby grants to Distributor the sole and exclusive right to distribute, license, sub-license, market and exploit the series entitled "Kanga Roddy" (the "Series") in its original and all other languages, in all media including, without limitation, all forms of television (including free, pay, cable, satellite, hotel/motel, closed circuit (including systems installed on airlines and ships, and on armed forces bases) and non-theatrically in the territories (the "Territory") and for the term described in Schedule "A" attached hereto hereinafter provided. Producer hereby grants to Distributor the exclusive right to distribute all further television episodes of the Series on the same terms provided herein. Such rights (herein called "Rights") include the rights to:

i) make minor cuts or edits to meet censorship and time segment requirements with consent from the Producer, provided that Distributor shall not delete the credits or copyright notice as they appear in the Series and to.

ii) insert Distributor's standard credit and logo. Producer grants to Distributor the right to use clips and stills from the Series and the names and likenesses of all persons who appear in connection with the Series for the purpose of advertising and reasonable business judgement, to maximize the exploitation of the Rights granted hereunder.

2.   TERM

The initial term of this Agreement shall commence on the execution of this Agreement and shall expire three years later. Upon expiration or termination, all rights shall revert to the Producer.

3.   DELIVERY

a) Producer shall deliver to Distributor the following elements of the Series as are necessary for Distributor to perform its services hereunder including, specifically, those items described in Schedule "B".

b) Producer shall deliver the Series to the Distributor in conformity with international broadcast standards and practices: in the event that any of Distributor's licensees of the Series rejects the Product due to non-conformity with such standards and practices, Distributor may, at its option, terminate this Agreement and be relieved of all its obligations hereunder. If there is a termination by the Distributor, it should not be relieved of its obligations to pay any monies due and owing to the Producer.

c) Producer shall, at its sole expense, secure and maintain copyright protection for the Series by registering copyright therein within (90) days of its first transmission and shall ensure that the appropriate copyright notice is embodied in the credits on the Series.

4.   COMPENSATION

a) In consideration for the services Distributor is rendering to Producer hereunder, Distributor shall retain as its sole and exclusive property from all sales of the Series, the distribution fees expressed as a percentage of Gross Receipts as set out in Schedule "A" and all reasonable and verifiable direct distribution expenses incurred in connection with the distribution of the Series. Such expenses include, without limitation: long distance phone calls, fax, photocopying, delivery, bank charges, a pro rata share of direct pre-market promotion, shipping, customs brokers, duplication of screening cassettes and Series master tapes, PAL duplication, promotional material, duplication i.e. slides and black & white prints, and any direct publicity or promotional costs e.g. paid advertising, withholding taxes (excluding income taxes) and costs incurred in connection with the collection of monies owed.

b) "Gross Receipts" shall be defined to mean all monies actually received by Distributor or its sub-distributors relating to the exploitation of the Series.

c) After the termination of this Agreement, Distributor shall nevertheless be entitled to receive distribution fees and recoupment of distribution expenses due to it in respect of all agreements, for exploitation of the Series in the Territory made by or on behalf of the Producer between the dates of the commencement and termination of rights granted to Distributor hereunder.

5.   REPORTS AND ACCOUNTING

a) The Distributor shall give photo copies, within 10 (ten) business days after execution to the Producer of all contracts into which the Distributor shall enter for the exploitation of the Rights.

b) Distributor shall report all sales and account to Producer in writing within sixty (60) days after the end of each calendar quarter hereunder. The reports shall contain such information and data as conform with normal and standard industry practice and such other information data as shall be mutually agreed to between Distributor and Producer, including copies of all contracts into which the Distributor shall enter for the exploitation of the Rights. In this connection, it is agreed that the reports shall include the following categories of deductions to be made from Gross Receipts: Distributor's distribution fees, distribution expenses, withholding taxes and any costs of litigation directly tied to the distribution of the Series. Distributor shall consult Producer with regard to paid advertising and printing expenses.

c) After retaining Distributor's distribution fees and deducting distribution expenses, withholding taxes and any costs of litigation, Distributor shall attach to the report(s) a Cheque payable to Producer in the appropriate amount of the balance of Gross Receipts received during the period covered by the report(s). With respect to blocked funds, Distributor will report such funds to Producer and, to the extent permitted by applicable law, Producer will have the right to require Distributor to deposit Producer's share of such funds in its bank account in the country where such funds are blocked.

d) Distributor shall keep true, complete and accurate books of account and records pertaining to all financial transactions in connection with the performance of Distributor's obligations under this Agreement. Such books and records shall be available for inspection by Producer or its representatives at Distributor's place of business during normal business hours upon 24 hours notice to Distributor. Producer or its representatives shall have the right to make copies of the pertinent parts of all such books and records that directly relate to such financial transactions.

e) Any dispute or objection relating to a statement may be raised within two (2) years of the date of such statement. Thereafter Producer's rights in connection with such error, dispute or statement are forever waived. In the event that the Distributor's record is found in excess of 10% error, the cost of the audit into the distributor's record shall be assumed by the Distributor, provided that the discrepancy noted in the audit is in excess of US$2,OOO (two thousand).

6.   PROMOTIONAL MATERIALS AND LOAN MATERIAL

a) Producer shall furnish the Distributor with samples of advertising materials, presentation reel, audition prints and/or video cassettes for Series. Such items shall be shipped to the Distributor directly upon request. If such items are supplied in insufficient quantities for reasonable promotion, the Distributor shall have the right to prepare with the Producer's approval video-cassettes for audition purposes with respect to Series and, in such event, the Producer shall, out of sales receipts, reimburse the Distributor for the cost of preparation of such video-cassettes, unless such costs have been paid for by a third party. In like manner, if brochures, flyers, or paper publicity are inadequate for reasonable promotion, the Distributor has the right to prepare brochures and, in this event, the Producer shall, out of sales receipts, reimburse the Distributor for the cost of preparation of such brochures, unless paid for by a third party .

b) At the expiration of the term of this Agreement, the Distributor shall return to the Producer all such audition material as shall then be in the Distributor's possession, at the Producer's expense.

c) Producer shall supply the Distributor on a loan basis all materials described in Schedule "B".

7.   WARRANTY

a) Producer warrants that Producer has the right to grant Distributor the rights granted herein, that Distributor's exercise of those rights will not infringe or violate the rights of any third party; that Producer has the right and authority to enter into this Agreement, that Producer has not entered into any agreement inconsistent with the terms hereof and that the rights granted hereunder are free and clear of any encumbrances. Producer to supply Distributor with termination letter from any and all expired or terminated distribution agreements.

b) Producer warrants that it has obtained the necessary music synchronization licenses for the exploitation and exhibition of the Series as contemplated herein; and that all musical compositions in the Series are controlled by ASCAP, BMI or another performing rights society haying jurisdiction, or are in the public domain, or are controlled by Producer (in which case licenses therefore are hereby granted at no cost to Distributor).

c) Distributor warrants that it has the right to enter into this Agreement. Distributor further warrants that it will not duplicate or otherwise reproduce the Series in any manner, nor contractually permit any of its sublicensees to do so, except specifically in connection with the distribution of the Series as permitted hereunder. Distributor will use its reasonable efforts to obtain the return of such items.

8.   INDEMNIFICATION

a) Each party shall indemnify and hold the other party, such parties parent and affiliated entities, licensees, assigns, and their respective agents, successors, officers, and employees, harmless from and against any and all liabilities, claims, losses, or damages (including reasonable attorney's fees and expenses) arising out of or in connection with the breach or alleged breach of the indemnifying party's representations, warranties, agreements and/or undertakings contained herein.

b) Upon written request of and at the option of the indemnitee, which request will be promptly given, the indemnitor will assume the defense of any claim, demand or action against such indemnitee and will, upon request by the indemnitee, allow the indemnitee to participate in the defence thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee shall be made only with the prior written consent of the indemnitor, which consent shall not be unreasonably withheld.

9.   DEFAULT

Without prejudice to any other rights which either party may have against the other, this Agreement may be terminated at the option of each of the parties in either of the following events:

a) If the other party shall be in material default hereunder and shall have failed to cure such default within thirty (30) days after written notice thereof; or

b) If the other party shall be adjudicated a bankrupt or make a general assignment for the benefit of its creditors.


Distributor shall nevertheless be entitled to receive distribution fees due to it in respect of all agreements made by on behalf of the Producer between the date of the commencement and termination of rights granted hereunder for the term of the series in the Territory.

10.  ERRORS AND OMISSIONS

Producer agrees to obtain errors and omissions insurance covering claims in amount acceptable to Distributor in respect of the Series by not later than delivery of the Series.

Such errors and omissions insurance shall be in effect for a period of five years from the date of delivery and shall name Distributor as an additional named insured as its interest may appear, must be issued by a recognized insurance company specializing in the issue of errors and omissions insurance.

11.  RETURN OF MATERIALS

At the end of the term of this Agreement, Distributor will destroy or return to Producer at Producer's expense the copies of the Series and the materials set out in Schedule "B" subject to normal wear and tear. In the event that Producer requests the destruction of these materials, Distributor will provide Producer with a certificate of destruction of the materials.

12.  NOTICES

Any notice required to be given hereunder shall be given in writing and delivered personally or sent by prepaid telegram or registered mail to each of the parties at their respective addresses hereinabove set forth or at such other addresses as any party may hereafter notify the other of in such manner. Any notice sent by telegram or by certified mail shall be deemed given on the day such notice is given to the telegraph office or mailed, as the case may be.

13.  MISCELLANEOUS

This Agreement shall not be construed so as to constitute a partnership or a joint venture between the parties hereto, and no party is deemed to be the representative or the agent of the other except as herein otherwise provided.

14.  APPLICABLE LAW

This Agreement shall be construed according to the laws of the Province of Ontario applicable to contracts made and wholly to be performed therein.

15.  BINDING AGREEMENT

This Agreement constitutes and contains the entire understanding between the parties and cannot be changed or modified except in writing signed by both of the parties hereto.




Please indicate your agreement with the foregoing by signing in the space provided below for your signature.

Yours very truly,

PORTFOLIO ENTERTAINMENT INC.

Per:
/s/ Joy Rosen           August 21, 1998
---------------------------------------
    (Distributor)           Date



ACCEPTED AND AGREED TO:

Per:
/s/ Anthony K. Chan     August 21, 1998
---------------------------------------
    (Producer)              Date

                             SCHEDULE "A"
                             ------------


SERIES:            Kanga Roddy (39 x 30)

TERRITORIES:       World excluding U.S.A. but to include Puerto Rico

RIGHTS:            Television (cable, free, pay, satellite, etc)
                   Non-Theatrical

DISTRIBUTION
FEE: 35% of all gross television and non-theatrical sales In territories where a sub-distributor is used, combined fees will not exceed 45%




                             SCHEDULE "B"
                             ------------


MATERIALS TO BE SUPPLIED:

A) 1 - Digital Betacam Videotape of each episode. Separate audio tracks for music + effects and narration. No blacks.

B) Synopses of each episode, promotional information and presentation reel.

C)     Music cue sheets and production cue sheet.

D)     Selection of at least 10 colour transparencies of Series.

E)     Cast and crew bios.

F)     Post-production script of each episode.

G)     List of residual obligations of series.

H)     Sales One-Sheet.